UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Questar Corporation

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Dominion Resources, Inc.

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FAQs made available to Questar Corporation employees by Dominion Resources, Inc. regarding the merger transaction

February  4, 2016

General Dominion Information

Where can I learn more about Dominion?

We are happy to have you as part of the Dominion team. You can visit www.Dom.com to learn more.

What are Dominion’s Core Values?

Much like Questar, Dominion has core values that are at the heart of our business: Safety, Ethics, Excellence, and One Dominion.

Safety: Safety is our highest priority – in the workplace and in the community. The work we do can be dangerous. So our first and fundamental goal is to send every employee home safe and sound, every day with zero injuries. That is the only acceptable standard of performance.

Ethics: Integrity, individual responsibility and accountability go hand-in-hand with bottom-line results. We cannot and will not take shortcuts to achieve our goals and fulfill our obligations to stakeholders. Ethical behavior matters and our reputation depends on it.

Excellence: We set high performance standards and are committed to continuous improvement in all areas of our business. The odds of long-term success improve when we go beyond “good” and strive for “great.” Our aim is not to be the biggest energy company, just the best.

One Dominion: Teamwork is at the heart of “One Dominion”. It is a unifying outlook that transcends organizational boundaries and focuses on our shared mission and purpose. We know that strong, sustainable performance depends on how well we support each other in executing our business plan.

Coming to Work at Dominion

Will I become a Dominion employee?

Yes, all Questar employees will become employees of Dominion at the closing of the transaction. As part of the agreement between Questar and Dominion, your base salary will remain at least the same for the later of one year post-close or December 31, 2017. In addition, your annual bonus opportunities will be equal to your current target opportunity for the same period.

When will the transition to Dominion occur?

The merger between Questar and Dominion is subject to regulatory and shareholder approval. The date will depend on the receipt of those approvals.

Benefits at Dominion (General)

When will we transition to Dominion’s benefit plans?

Your coverage will continue under your current benefit plans following the close of the transaction and for a period of time following closing. A firm transition date to the Dominion plans has not been set. We will continue to update you as transition plans progress.

What decisions have been made about the transition between Questar’s Pension, 401(k) and retiree-medical plans and Dominion’s plans?

Retirement and retiree-medical plans are very complex and therefore no decisions have been made about transition plans – we know they are important to you and we are committed to providing you answers on this as soon as we can.

Where can I learn more about Dominion’s benefit plans?

You can visit www.dombenefits.com to learn more about our plans.

Who is my point of contact if I have a question?

You can consult your current HR team or use the extranet site for questions.

What is the Educational Assistance you provide?

Dominion’s tuition reimbursement plan follows the IRS guidelines on tax free limits of $5,250 which can be used for a GED, undergraduate, masters, doctorate program and certain certificate programs.

Benefits at Dominion (Active Health & Welfare)

Which healthcare insurance provider does Dominion use?

We use Anthem Blue Cross Blue Shield for medical and Express Scripts for prescription drug benefits and have for many years.

Is Dominion self-funded?

Yes, Dominion is self-funded.

Benefits at Dominion (Pension)

Will Dominion continue the Questar Pension Plan?

As part of the purchase agreement, Dominion has agreed to continue to fund the Questar Pension plan in the first year after the close of the transaction. Complex regulations governing the funding of pensions ensures that companies maintain pension assets going forward.

What happens to my Questar Pension?

The benefits that you have accumulated in your current plan remain yours.

Will the lump sum payment option continue?

The lump sum option for benefits earned through the date of transaction will remain intact. Transition plan decisions – including future plan design – have not been made.

What does Dominion’s Pension Plan look like?

Pension Plan calculations vary from company to company. Dominion’s pension plan has two different plan designs – a traditional pension plan design (based on age, service and final average earnings) as well as a cash-balance pension plan design (based on years of service). Employees are eligible for one of those plan designs.

Will Questar employees who are not currently eligible for the pension plan become eligible?

Retirement plans are very complex and therefore no decisions have been made about transition plans – we know they are important to you and we are committed to providing you answers on this as soon as we can.

Benefits at Dominion (401(k))

Does Dominion have a matching program on their 401(k) plan?

Dominion does have a 401(k) plan – often referred to as the Dominion Savings Plan. The matching contribution varies depending on eligibility for either the Dominion Pension Plan or the Dominion Cash Balance plan and length of service.

Who is Dominion’s 401(k) administrator?

Xerox is the plan administrator for our 401(k) plan, which is commonly referred to as the Savings Plan, and has been for many years.

Benefits at Dominion (Retiree Medical)

What decisions have been made about the transition between Questar’s Pension and Dominion’s Retiree Medical plan?

We know that some of you are eligible for retiree medical coverage. While we no longer offer that benefit to new hires, we also have a population of current employees eligible for retiree medical.

Though no decisions have been made at this point, we know how important these benefits are to you and are committed to getting back to you with these answers as soon as we can.

Benefits at Dominion (Time Off Work)

How will Questar PTO transition to Dominion’s Sick and Vacation Time?

Dominion has both a vacation and a sick time policy, which is based upon your length of service. Your service with Questar will count as time worked with Dominion.

Vacation time starts with 120 hours as a new hire and increases with service to 240 hours, which is accrued on a quarterly basis. There is an opportunity to borrow vacation (up to one quarter in advance) and carryover of up to 40 hours from year to year.

In lieu of a short term disability policy, Dominion has a sick time policy which covers 26 weeks of sick time – paid at either 100% or 70% depending on your length of service.

40 hours of sick time are available for the care of your dependents during their illness.

We do not anticipate transitioning to Dominion’s vacation or sick leave policies until January 1, 2018.

Does Dominion have Maternity / Paternity Leave?

We have a parental leave policy of 3 weeks to use for the bonding of a newborn or newly adopted child.

What happens to my PTO time?

During the period prior to transition, we will be working closely with the Questar HR team to determine the best way to transition employees from the Questar PTO plan to the Dominion plans.

What Holidays do you observe?

Dominion currently celebrates 11 holidays and provides 1 personal holiday to use as you wish.

The holidays are New Years Day, Martin Luther King, Jr. Day, Good Friday, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Day after Thanksgiving, Christmas Eve and Christmas.

We know that Questar celebrates Pioneer Day and we plan to leave that in place.

Compensation at Dominion

What happens to my base pay?

Your base pay will remain as it is at the date of the transaction for the later of 1 year or 12/31/2017. You will be eligible for merit increases during that time that are normal course of business.

How are Dominion’s salaries increased each year? Is it Cost of Living (COLA) or merit?

Salary increases are merit/performance based and occur in March of each year.

Does Dominion have a PIPE program or other bonus program?

Most Dominion employees participate in the same Annual Incentive Program, which is based on financial performance of the company, and accomplishment of safety, diversity, and other operating and stewardship goals. Jobs are grouped into established tier levels with target awar